Exhibit 10.1

September 11, 2012

Sarav Patel, President	Samir Patel, Vice-President
Marlex Pharmaceuticals, Inc.	Marlex Pharmaceuticals, Inc.
50 McCullough Drive	50 McCullough Drive
New Castle, DE 19720	New Castle, DE 19720

Re: Acquisition by ScripsAmerica, Inc. of Marlex Pharmaceuticals, Inc. by tax-exempt reverse triangular merger (under IRC Sec. 358(a)(1)(A)

Dear Messrs. Patel and Patel:

This is to serve as an initially Letter of Intent which shall become a Final Agreement upon the occurrence of certain conditions precedent (Article III). If and when the conditions precedent are met, this shall become a Final Agreement, and a binding agreement upon both parties, until superseded by a more formal Reorganization Agreement for the acquisition by ScripsAmerica, Inc. (“ScripsAmerica”) of Marlex Pharmaceuticals, Inc. (“Marlex”).

I

HOLDING COMPANY STRUCTURE

It is the intent of ScripsAmerica to develop its corporate structure as a holding company, with operating subsidiaries. As the holding company, ScripsAmerica will be the “parent” of the group and will provide “staff” functions to the operating subsidiaries, which will perform “line” functions. The “staff” functions to be provided by ScripsAmerica will include maintaining the publicly trading status of the group, securing financing for needs of the group members, providing legal and accounting services to the group members, providing investor relations/public relations to the group, providing marketing and advertising to the group, managing the group to best reduce operating costs and maximizing profitability, and securing growth of the group through acquisitions.

II

ACQUISITION OF MARLEX; REVERSE TRIANGULAR MERGER

In order to best maintain the approvals, licenses, business relationships, etc. of Marlex, it is desirable to have the acquisition structured so that the existing Marlex entity is acquired and maintained. This would normally be structured as a tax free “stock-for-stock” exchange; ScripsAmerica would issue shares of its stock to the shareholders of Marlex in exchange for 100% of their shares of Marlex, resulting in the Marlex shareholders becoming shareholders of ScripsAmerica and ScripsAmerica becoming the sole shareholder, and owner, of Marlex. Here, however, Marlex has debt which has been personally guaranteed, which will be paid off by ScripsAmerica, initially by loans as provided in Article VI. In addition, the officers of Marlex will receive employment agreements and various fringe benefits, which the I.R.S. might regard as taxable boot. A stock-for-stock exchange, known as a 368(a)(1)(B) Reorganization, is tax free, BUT there can be no boot at all. That is, any boot at all destroys the tax free status of the exchange. Because of the risk that the I.R.S. might try to find boot and destroy the tax free status of transaction, an alternative acquisition must be structured.

Obviously, we cannot use a stock-for-assets acquisition and maintain the current Marlex entity; that would require forming a new operating subsidiary for ScripsAmerica which would replace Marlex.

In order to avoid this problem, while maintaining the current Marlex entity, ScripsAmerica will structure the acquisition of Marlex as a reverse triangular merger. As a “merger” it falls under Section 368(a)(1)(A) of the Internal Revenue Code. As a “triangle” the acquisition will involve three (3) companies. As a “reverse” merger, Marlex will survive the merger rather than being merged. The procedure will be as follows:

1. ScripsAmerica will form a new subsidiary, “Pharmaceuticals Acquisition, Inc.

2. ScripsAmerica will capitalize Pharmaceuticals Acquisition, Inc. with sufficient shares of its common stock to accomplish the merger/acquisition.

3. Pharmaceuticals Acquisition, Inc. will merge with and into Marlex; Marlex will be the surviving corporation and Pharmaceuticals Acquisition, Inc. will be the merging corporation.

4. In the merger, the Marlex shareholders will receive shares of ScripsAmerica and their shares of Marlex will be canceled. The loans by ScripsAmerica to Marlex (Article VI) will be converted to a capital contribution to Marlex.

III

CONSIDERATION FOR ACQUISITION/SHARES TO BE ISSUED BY SCRIPS/AMERICA

The parties have negotiated on the basis of general, unaudited, financial information supplied by Marlex. Subject to approximate (+/- 20%) confirmation of such financial information by the audited financial statements to be supplied by Marlex (see below) ScripsAmerica shall issue, to the shareholders of Marlex in the merger, that number of shares of ScripsAmerica’s Common Stock calculated by dividing the agreed purchase value, Five Million Dollars ($5,000,000), by the lesser of:

(i) the Market Value of the shares on the date of the signing of this Letter of Intent, or

(ii) the Market Value of the shares on the date the Merger is closed; but

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(iii) in no event, less than $.174 (Seventeen and Four-tenths Cents) per share.

“Market Value” shall mean the average Closing Sale Price for the five (5) consecutive trading days up to and including the day of the calculation.

When issued, the shares shall be legally authorized, validly issued and fully-paid and non-assessable. When issued, the shares of ScripsAmerica’s Common Stock shall not be registered for trading/transfer, but shall be restricted as to further transfer pursuant to applicable rules and regulations of the Securities and Exchange Commission (“SEC”) (e.g., Rule 144).

During the period prior to Closing, ScripsAmerica may, in its sole discretion, loan funds to Marlex.The parties have agreed that until Closing, if and when it may occur, such loans shall be loans, in fact, and not equity nor contributions to capital. Furthermore, the improvement (increase) in equity of Marlex, resulting from the loans and corresponding repayment of existing debt, shall be deemed offset by the loans by ScripsAmerica and no adjustment to the purchase price shall be made on account of such.

IV

INTERIM CONDUCT OF BUSINESS BY MARLEX

Pending the execution of the formal Plan of Reorganization, and thereafter until Closing, Marlex shall conduct its business in the ordinary course, so as to retain suppliers and customers, retain management and employees, continue selling and marketing, collect receivables and maintain payment of debts in the ordinary course and as scheduled, timely pay all taxes including payroll taxes, and maintain all approvals, licenses, authorities to do business, etc.

V

PRE-CLOSING, INTERIM LOANS BY SCRIPSAMERICA

During the period prior to Closing, ScripsAmerica may, in its sole discretion, loan funds to Marlex. The parties have agreed that until Closing, if and when it may occur, such loans shall be loans, in fact, and not equity nor contributions to capital. At Closing, however, all loans shall be converted to capital contributions by ScripsAmerica to Marlex.

VI

FORMAL PLAN OF REORGANIZATION

The reverse triangular merger outlined in this Letter of Intent shall be formalized and detailed in a Reorganization Agreement which shall supersede this Letter of Intent. The parties agree to complete the negotiations in good faith, with all deliberate speed, and to execute the Reorganization Agreement. The Reorganization Agreement shall contain the usual warranties and representations as determined by our respective attorneys and as mutually acceptable. The Marlex shareholders shall warrant their legal title and beneficial ownership of all shares delivered, free of all adverse claims thereto and free and clear of all liens, encumbrances, hypothecations and security interests. All shares of ScripsAmerica’s Common Stock being acquired by the Marlex shareholders shall be legally authorized and fully-paid and non-assessable.

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VII

EMPLOYMENT AGREEMENTS

The current management of Marlex will remain the management of Marlex following the acquisition. At the present time, such management is employed on oral employment agreements. At Closing, the primary officers of Marlex shall be given Employment Agreements consistent with those given to the executives of ScripsAmerica, with the compensation and benefits to be subject to the Compensation Committee of the Board of Directors of ScripsAmerica, but which compensation and benefits shall also be consistent with that paid to executives of ScripsAmerica.

SECTION VIII

CLOSING

The parties intend that the Closing of the reverse triangular merger transaction occur on or before December 31, 2012 or as soon thereafter as possible, recognizing that the two (2) primary conditions for such Closing are (i) the securing of audited financial statements and reviewed stub period financial statements, by Marlex, and (ii) the securing of the funds necessary for Closing, by ScripsAmerica. The parties recognize that the Closing cannot occur until Marlex’s financial statements are available for the preparation and filing of appropriate SEC filings and the Closing shall be delayed as may be necessary to obtain such financial statements.

Subject to the postponement rights of ScripsAmerica, Closing shall be held at a mutually selected date, time and place on or before December 31, 2012. If the parties are unable to agree on a date, time and place, closing shall be held on December 31, 2012 at the offices of ScripsAmerica at 77 McCullough Drive, Suite 7, New Castle, DE 19720. Notwithstanding the foregoing, ScripsAmerica shall have the right to postpone Closing up to February 28, 2013, in the event that it requires time to meet (i) filing requirements for the SEC with respect to the acquisition of Marlex and the consolidation of financial statements, and preparation of pro formas, or (ii) completion and closing of the financing required for the Closing of the merger.

At Closing, the parties shall agree upon the allocation of the purchase price to the assets of Marlex, including the value of “goodwill”, if any, using the $5,000,000 valuation.

IX

FAILURE OF MARLEX TO CLOSE

In the event that a formal Plan of Reorganization is executed, and the period for closing has elapsed, and Marlex neglects, fails, or refuses to close the acquisition by ScripsAmerica, Inc., then:

1. All loans, advances or financial accommodation made to, or on behalf of, or for the benefit of, Marlex, shall be due and payable. All cash loans and advances shall be repaid, in full, with interest at the rate of 3.5% simple interest per annum. Terms for repayment will be negotiated by the parties. All financial accommodations shall be terminated.

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2. Marlex shall pay a break-up fee, not as a penalty but to compensate ScripsAmerica for (i) the time expended by its management and executives, (ii) legal and accounting fees and costs incurred with respect to the proposed acquisition, and (iii) all other costs, expenses and losses, including “loss of benefit”, of Twenty Five Thousand Dollars ($25,000) with payment terms to be negotiated by the parties.

X

FAILURE OF SCRIPSAMERICA TO CLOSE

In the event that a formal Plan of Reorganization is executed, and the period for closing (including any extension to February 28, 2013) has elapsed, and ScripsAmerica neglects, fails, or refuses to close the acquisition by ScripsAmerica, Inc., then all loans, advances or financial accommodation made by ScripsAmerica to, or on behalf of, or for the benefit of, Marlex, shall be immediately converted to a capital contribution to Marlex.

XI

RIGHT OF FIRST REFUSAL

From the date of signing this document until closing of the final agreement ScripsAmerica shall have the “Right of First Refusal” should Marlex receive another offer from a third party for the purchase of Marlex.

Yours truly,

SCRIPSAMERICA, INC.

By:	/s/ Robert Schneiderman
Robert Schneiderman, President/CEO

AGREED AND ACCEPTED:

Date: September 11, 2012

MARLEX PHARMACEUTICALS, INC.

By:	/s/ Sarav Patel
Sarav Patel, President

/s/ Sarav Patel
Samir Patel, Individually

/s/ Samir Patel
Samir Patel, Individually

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